Exhibit 99.1

NEW YORK MORTGAGE TRUST
COMPLETES $274.6 MILLION LOAN SECURITIZATION
REPRESENTING THE COMPANY’S FIRST SECURITIZATION OF
HIGH-CREDIT QUALITY ARM LOANS IN 2006

New York Mortgage Trust, Inc. — April 3, 2006 — (NYSE: NTR) (“NYMT” or the “Company”) announced today the completion on March 30, 2006 of its first loan securitization transaction in 2006. The securitization is comprised of approximately $274.6 million of certificates issued by New York Mortgage Trust 2006-1 (the “Trust”). The certificates are backed by high-credit quality, first-lien, adjustable rate and hybrid adjustable rate mortgage loans (collectively “ARM” loans), 24% of which were self-originated through the Company’s mortgage banking subsidiary, The New York Mortgage Company, LLC.

The approximate amount of each class of certificates, together with the interest rate and credit ratings for each class as rated by Moody’s Investors Service, Inc. and Fitch Ratings, are set forth below:

Class	Approximate Principal Amount	Approximate Interest Rate	Rating
1-A-1 2-A-1 2-A-2 2-A-3 2-A-4 3-A-1 B-1 B-2 B-3 A-R	$6,725,900 $148,906,000 $20,143,000 $65,756,000 $9,275,000 $16,055,000 $3,746,000 $2,497,000 $1,525,000 $100	5.648% 5.673% 5.673% 5.673% 5.673% 5.855% 5.683% 5.683% 5.683% 5.648%	Aaa/AAA Aaa/AAA Aaa/AAA Aaa/AAA Aa1/AAA Aaa/AAA Aa2/AA A2/A Baa2/BBB Aaa/AAA

U.S. Bank National Association will serve as trustee. NYMT Securities Corporation, a wholly-owned subsidiary of NYMT, deposited the loans in the trust which issued the certificates. For federal income tax purposes, the trustee will elect to treat all or a portion of the assets of the trust funds as comprising multiple real estate mortgage investment conduits (REMICs).

The weighted average loan-to-value of the mortgage loans in the Trust is approximately 69.67% and the weighted average FICO score is approximately 740. The weighted average current loan rate of the pool of mortgage loans is approximately 5.92% and the weighted average maximum loan rate (after periodic rate resets) is 11.13%.

J.P. Morgan Securities, Inc. served as underwriter for the transaction.

About New York Mortgage Trust

New York Mortgage Trust, Inc., a real estate investment trust (REIT), is engaged in the origination of and investment in residential mortgage loans throughout the United States. The Company, through its wholly owned taxable REIT subsidiary, The New York Mortgage Company, LLC (NYMC), originates a broad spectrum of residential loan products with a focus on high credit quality, or prime, loans. In addition to prime loans, NYMC also originates jumbo loans, alternative-A loans, sub-prime loans and home equity or second mortgage loans through its retail and wholesale origination branch network. The Company’s REIT portfolio is comprised of securitized, high credit quality, adjustable and hybrid ARM loans, the majority of which, over time, will be originated by NYMC. As a REIT, the company is not subject to federal income tax provided that it distributes at least 90% of its REIT income to shareholders.

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company’s assets, a decrease in the demand for mortgage loans may have a negative effect on the Company’s volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company’s hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management’s current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

For Further Information

AT THE COMPANY Michael I. Wirth, Chief Financial Officer Phone: 212-634-2342 Email: mwirth@nymtrust.com	AT FINANCIAL RELATIONS BOARD Joe Calabrese (General) 212-827-3772 Julie Tu (Analysts) 212-827-3776